Exhibit 99.A

News For Immediate Release
El Paso Corporation Announces Sale of ANR and Great Lakes Interests
HOUSTON, TEXAS, December 22, 2006—El Paso Corporation (NYSE:EP) announced today the sale of ANR Pipeline Company, its Michigan storage assets and its 50-percent interest in Great Lakes Gas Transmission to TransCanada Corporation and TC PipeLines, LP for $4.135 billion, including the assumption of $744 million of debt. Because El Paso will utilize tax loss carryovers in this transaction, the company expects its after-tax cash proceeds to be roughly $3.3 billion. In addition, El Paso expects to have approximately $1 billion of tax loss carryovers remaining after the close. Closing of the transaction is subject to customary conditions and regulatory approvals, and is expected to occur during the first quarter of 2007.
“The sale of ANR Pipeline, our Michigan storage assets and our interest in Great Lakes is a transformational event for El Paso,” said Doug Foshee, president and chief executive officer of El Paso. “Coupled with the restructuring efforts over the last three years, this transaction immediately elevates our credit statistics to a level that is at or very near an investment grade level, one of our primary long-term objectives. We also preserve our earnings outlook and our position as North America’s largest interstate natural gas pipeline franchise with approximately 43,000 miles of pipelines.” In addition, the transaction will result in the following:
•	A neutral to slightly positive impact on earnings per share

•	An increase in the pipeline group long-term growth rate

•	A clear benchmark for the value of El Paso’s pipeline franchise

•	Significantly improved balance sheet and financial flexibility

•	The elimination of any discount on El Paso’s common stock due to leverage
Future Strategy
Over the past three years, El Paso has successfully sold non-core assets and narrowed its focus to its two core businesses — interstate natural gas pipelines and exploration & production. The opportunities for natural gas infrastructure development remain excellent. The pipeline group has more than $2 billion of committed projects in various stages of development and is pursuing others. El Paso’s pipelines will become more competitive as this transaction will reduce their cost of capital. The E&P business will continue with a balanced drilling program in its Onshore, Texas Gulf Coast, Gulf of Mexico and International regions. Both core businesses will benefit from El Paso’s improved financial flexibility as the company will be much better equipped to respond to new opportunities. El Paso will provide more details on its 2007 plan at its annual analyst meeting on February 21, 2007.
Goldman Sachs & Co. acted as the financial advisor to El Paso on this transaction. Andrews Kurth LLP acted as legal counsel.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the inability to satisfy all conditions precedent to effectuate the above contemplated sale, El Paso’s ability to implement and achieve the company’s objectives in the 2006 plan, including achieving earnings and cash flow targets; actions by the credit rating agencies; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; the uncertainties associated with governmental regulation; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Richard Wheatley, Manager
Office: (713) 420-6828